Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS SECOND QUARTER FISCAL 2016 RESULTS

Princeton, New Jersey, December 11, 2015 – AMREP Corporation (the “Company”) (NYSE: AXR) today reported a net loss of $676,000, or $0.08 per share, for its 2016 fiscal second quarter ended October 31, 2015 compared to net income of $254,000, or $0.03 per share, for the second quarter of fiscal year 2015 ended October 31, 2014. For the first six months of 2016, the Company had a net loss of $1,855,000, or $0.23 per share, compared to net income of $6,518,000, or $0.83 per share, for the same period of 2015. The Company’s results for both periods in fiscal 2016 were entirely from continuing operations. The results for the three months ended October 31, 2014 consisted of (i) a net loss from continuing operations of $97,000, or $0.01 per share, and (ii) net income from discontinued operations of $351,000, or $0.04 per share. The results for the six months ended October 31, 2014 consisted of (i) a net loss from continuing operations of $733,000, or $0.10 per share, which included a non-cash impairment charge of $925,000 ($583,000 after tax, or $0.07 per share) reflecting the discontinuance of the development of certain software in the Company’s Fulfillment Services business, and (ii) net income from discontinued operations of $7,251,000, or $0.93 per share, which included a pre-tax gain of $11,155,000 ($7,028,000 after tax, or $0.90 per share) from a settlement agreement with a major customer of the Company’s former Newsstand Distribution Services business. Revenues from continuing operations were $11,221,000 and $20,796,000 for the second quarter and first six months of 2016 compared to $14,357,000 and $26,678,000 for the same periods of the prior year.

Prior to fiscal 2016, the Company had been engaged in the Newsstand Distribution Services, Product Packaging and Fulfillment Services and Staffing Services businesses. These businesses were sold during the fourth quarter of fiscal 2015, and their operations have been classified as “discontinued operations” in the Company’s financial statements. Financial information for prior periods has been reclassified to conform to this presentation.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Fulfillment Services business operated by Palm Coast Data LLC provides subscription fulfillment and related services to publishers and others, and its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area.

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AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2015	2014

Revenues	$11,221,000	$14,357,000

Net income (loss):
Continuing Operations	$(676,000)	$(97,000)
Discontinued Operations	$-	$351,000
	$(676,000)	$254,000

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(0.08)	$(0.01)
Discontinued Operations	-	$0.04
	$(0.08)	$0.03

Weighted average number of common shares outstanding	8,038,000	8,026,000

	Six Months Ended October 31,

	2015	2014

Revenues	$20,796,000	$26,678,000

Net income (loss):
Continuing Operations	$(1,855,000)	$(733,000)
Discontinued Operations	$-	$7,251,000
	$(1,855,000)	$6,518,000

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(0.23)	$(0.10)
Discontinued Operations	$-	$0.93
	$(0.23)	$0.83

Weighted average number of common shares outstanding	8,034,000	7,813,000